Exhibit 99.1

STORE Capital Increases Quarterly Dividend to $0.35 per Share

or 6.1% Over Prior Quarter

SCOTTSDALE, Ariz., September 10, 2019 -- STORE Capital Corporation (NYSE: STOR), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced that it has declared a regular quarterly cash dividend on its common stock of $0.35 per share for the third quarter ending September 30, 2019. On an annualized basis, this dividend of $1.40 per common share represents an increase of $0.08 per share over the previous annualized dividend. The dividend will be paid on October 15, 2019 to STORE Capital stockholders of record as of the close of business on September 30, 2019.

“This dividend increase reflects our Board’s continued confidence in the sustainability and growth of the company’s adjusted funds from operations,” said Christopher H. Volk, President and Chief Executive Officer of STORE Capital. “We are committed to delivering superior returns to our stockholders, including a well-protected dividend. This represents the fifth increase in as many years as we have been a public company.”

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in more than 2,300 property locations, substantially all of which are profit centers, in all 50 states. Additional information about STORE Capital can be found on its website at www.storecapital.com.

Contacts:

Financial Profiles, Inc.

STORECapital@finprofiles.com

Investors:

Moira Conlon, 310-622-8220

Lisa Mueller, 310-622-8231

or

Media:

Tricia Ross, 310-622-8226

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